Exhibit 99.6

All transactions listed below relate to sales of Common Stock of Central Garden & Pet Company on November 2, 2004 by Brooks Pennington III.

Shares  Price  Shares Beneficially Owned After Transaction
16  36.15  369782
65  36.11  369717
98  36.08  369619
82  36.07  369537
53  36.06  369484
94  36.05  369390
212  36.04  369178
171  36.03  369007
147  36.02  368860
501  36.01  368359
685  36.00  367674
82  35.98  367592
65  35.97  367527
104  35.96  367423
207  35.95  367216
251  35.94  366965
165  35.93  366800
500  35.92  366300
165  35.91  366135
112  35.90  366023
16  35.89  366007
49  35.87  365958
82  35.86  365876
33  35.85  365843
16  35.84  365827
16  35.83  365811
33  35.82  365778
16  35.79  365762
17  35.78  365745
16  35.77  365729
49  35.76  365680
17  35.75  365663
65  35.70  365598